UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 26, 2021

CPS TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-16088	04-2832509
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

111 South Worcester Street
Norton, Massachusetts	02766
(Address of principal executive offices)	(Zip Code)

(508) 222-0614

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CPSH	Nasdaq Capital Market

Item 1.01 Entry into a Material Definitive Agreement.

On April 26, 2021, CPS Technologies Corp. (the “Company”) entered into an At-the-Market Issuance Sales Agreement (the “Sales Agreement”) with Craig-Hallum Capital Group LLC (“Craig-Hallum”) pursuant to which the Company may sell, at its option, up to an aggregate of $25 million in shares of its common stock through Craig-Hallum, as sales agent. Sales of the common stock made pursuant to the Sales Agreement, if any, will be made under the Company’s previously filed and currently effective Registration Statement on Form S-3 (File No. 333-255373) (the “Registration Statement”). Prior to any sales under the Sales Agreement, the Company will deliver a placement notice to Craig-Hallum that will set the parameters for such sale of shares, including the number of shares to be issued, the time period during which sales are requested to be made, any limitation on the number of shares that may be sold in any one trading day and any minimum price below which sales may not be made. Subject to the terms and conditions of the Sales Agreement, Craig-Hallum may sell the shares, if any, only by methods deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including without limitation sales made directly through The Nasdaq Capital Market, by means of ordinary brokers’ transactions, in negotiated transactions, to or through a market maker other than on an exchange or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices and/or any other method permitted by law. Craig-Hallum will use commercially reasonable efforts consistent with its normal trading and sales practices to sell the shares in accordance with the terms of the Sales Agreement and any applicable placement notice. The Company cannot provide any assurances that it will issue any shares pursuant to the Sales Agreement.

The Company will pay Craig-Hallum a commission equal to 3% of the gross proceeds from the sale of shares of the Company’s common stock under the Sales Agreement, if any. Pursuant to the terms of the Sales Agreement, the Company also provided Craig-Hallum with customary indemnification rights. The offering of common stock pursuant to the Sales Agreement will terminate upon the earlier of (a) the sale of all of the common stock subject to the Sales Agreement and (b) the termination of the Sales Agreement by the Company or Craig-Hallum. Either party may terminate the agreement in its sole discretion at any time upon written notice to the other party.

The Company currently anticipates that the net proceeds from the sale of the securities offered under the prospectus supplement will be used for working capital and other general corporate purposes, including, but not limited to, capital expenditures, repayment or refinancing of borrowings, working capital, investments and acquisitions.

In order to furnish certain exhibits for incorporation by reference into the Registration Statement, the Company is filing the Sales Agreement and an opinion the Company received from its counsel regarding the validity of the shares to be sold pursuant to the Sales Agreement. The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

The Registration Statement was filed with the SEC and declared effective by the SEC on April 26, 2021.  This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state or jurisdiction.

The summary of the Distribution Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text thereof, a copy which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	At-the-Market Issuance Sales Agreement, dated April 26, 2021, by and between the Company and Craig-Hallum Capital Group LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPS TECHNOLOGIES CORP.

Date: April 26, 2021	By:	/s/ Charles K. Griffith Jr.
Charles K. Griffith Jr.
Chief Financial Officer